                                                                    Exhibit 99.1


                                         [STEEL DYNAMICS, INC. LOGO]

PRESS RELEASE
February 2, 2005                          6714 Pointe Inverness Way, Suite 200
                                                    Fort Wayne, IN  46804-7932
                                                            260.459.3553 Phone
                                                              260.969.3590 Fax
                                                         www.steeldynamics.com
------------------------------------------------------------------------------
STEEL DYNAMICS REPORTS RECORD RESULTS FOR 2004

FORT WAYNE, INDIANA, February 2, 2005 - Today Steel Dynamics, Inc. (NASDAQ:STLD) announced net sales of $2.1 billion for the year 2004, more than double 2003 net sales of $987 million. Net income was $295 million, or $5.27 per diluted share, compared to 2003 net income of $47 million or $0.91 per diluted share, an increase of 479 percent. For the fourth quarter of 2004 net income was $82 million, or $1.47 per diluted share, compared to $17 million or $0.31 per diluted share in the fourth quarter of 2003. Net Sales were $600 million for the quarter, an increase of 115 percent over the fourth quarter of 2003.

In 2004 the company's operating income was $148 per ton shipped with an operating margin of 24 percent. After staffing new operations, employment in 2004 increased to 1,620 and revenues per employee reached $1.4 million. All three of the company's steelmaking operations established records for shipping volumes, sales, and profits.

Consolidated shipments for 2004 grew 22 percent to 3.4 million tons. Consolidated shipments in the fourth quarter were up 10 percent to 846,000 tons compared to 772,000 tons in the fourth quarter of 2003. Compared to the third quarter of 2004, consolidated shipments were 6 percent lower. The average consolidated selling price per ton in the fourth quarter increased to $710 from $706 in the third quarter, and was up 96 percent over the fourth quarter of 2003.

The cost of steel scrap per net ton charged increased $40 from the third quarter to the fourth quarter. Natural gas and electrical energy costs also increased in the quarter. These costs were higher than expected and resulted in lower margins compared to the third quarter of 2004. Fourth quarter results were also affected by a special performance bonus that was awarded to all employees and corporate charitable contributions of $1.5 million, which reduced the quarter's diluted EPS by about $0.05 per common share. Overall, the fourth quarter was the company's second strongest quarter to date, second only to 2004's third quarter.

The year's highlights included the quick start-up of the Bar Products Division in Pittsboro, Indiana, which achieved profitability in its fourth month of operation. In its first year of operation, the Bar Products Division shipped 318,000 tons of steel and achieved a return on investment greater than 25 percent. During the year, the Bar Products Division completed installation of a second rolling mill, allowing it to diversify its production capabilities to include merchant bar and reinforcing bar (rebar). The new equipment underwent limited commissioning as strong demand for large-diameter special-bar-quality
(SBQ) and medium-bar-quality (MBQ) rounds kept the mill busy shipping only those higher value-added products.

In 2004, the Flat Roll Division continued to be the dominant contributor to SDI's strong financial results as it increased shipments of hot-rolled and finished steels for the year to 2.4 million tons. The division also fully commissioned two new, highly profitable production lines in 2004. The new paint line achieved a run rate exceeding its rated production capacity of 240,000 tons per year and the Jeffersonville, Indiana, galvanizing plant that was acquired in 2003 achieved rated capacity. The Jeffersonville plant produces lighter gauges of galvanized steel than the company previously offered. Both the paint line and the galvanizing line contributed to the Flat Roll Division's record profits.

The Structural & Rail Division, in its second full year of operations, achieved record results in 2004. Although steel demand for non-residential construction remained lackluster in 2004, the company continued to penetrate the Midwest and Central Canadian wide-flange beam markets and increased its shipments by 59 percent to 734,000 tons.

New Millennium Building Systems also achieved record shipments and operating income in 2004. The company's new production facility in Lake City, Florida is ahead of schedule and hopes to begin operating in late February or early March of this year.

Iron Dynamics operated at approximately 50% of its capability, and recorded its first pre-tax net income on a quarterly basis. It is expected to further ramp up production in the first quarter of 2005. Mesabi Nugget LLC, in which SDI is an investor, is moving forward with its efforts to obtain an air permit for its first production facility to be built in either Minnesota or Indiana.

"2004 was an extraordinary year for Steel Dynamics," said Keith Busse, President and CEO. "Strong steel markets led to historically high selling prices and margins despite substantially increased raw materials costs. In spite of dramatically escalating raw material costs the company was able to maintain strong profit margins through the implementation of raw material surcharges, which allowed us to recover most of our raw material cost increases. Our results were also enhanced by the contributions of our new production facilities that were acquired or built, and started up in late 2003 and early 2004, thereby expanding our steel product portfolio and increasing our volume of steel shipments.

"As we look ahead to 2005, we are optimistic about the sustainability of favorable domestic steel market conditions. Our existing steel manufacturing capacity will permit us to increase shipments by an additional 10 percent in 2005, allowing us to take advantage of the anticipated favorable market climate. While our visibility into the year is limited, our current outlook is for a strong first half. Late in the first quarter we are likely to enjoy lower costs as the price of steel scrap declined in December, January and February, and we currently expect selling values to improve slightly late in the first quarter or early second quarter. While we note some recent reports suggesting the adverse effects of Chinese steel exports on U.S. steel producers, we are equally mindful of those that disagree with this assessment, and on balance, we believe that this has created unwarranted anxiety about 2005. We feel that there is a high likelihood that U.S. producers will continue to benefit this year from strong global and domestic steel demand.

"We believe that our business, and the majority of the U.S. steel industry, will not be negatively affected in the near term by China's efforts to moderate its growth rate or by steel exported from China. On the contrary, we believe China for a number of years will require vast amounts of steel for its own use and growth and will not have the capacity to satisfy its own needs for flat-roll steel, wide-flange beams, and SBQ bars, the types of steel that Steel Dynamics makes," Busse said.

--------------------------------------------------------------------------------
Forward Looking Statements

This press release contains predictive statements about future events, including statements related to future shipments, sales and earnings of the company, the economic environment, particularly the effects of global and U.S. supply and demand for steel, the company's successful production and marketing of new products, operation of production facilities, and future financial benefits to the company as a result of operating these facilities and selling these products. These statements are intended to be made as "forward-looking," subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from current expectations.

The company refers you to a detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in Steel Dynamics' December 31, 2003 Annual Report on Form 10-K under the "Forward Looking Statements" heading and in the section on "Risk Factors," as well as in other reports which the company from time to time files with the Securities and Exchange Commission. These reports are available publicly on the SEC's Web site, www.sec.gov and on the company's Web site, www.steeldynamics.com.
--------------------------------------------------------------------------------

Conference Call and Webcast

On Thursday, February 3, 2005 at 11:00 am EST, Steel Dynamics will host a conference call in which Steel Dynamics' management will discuss fourth quarter and 2004 results. You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from Steel Dynamics' Web site:
                              www.steeldynamics.com

Dial-in information is available on our Web site. No telephone replay will be available. An audio replay of the Webcast will be available on the SDI Web site.

Contact: Gary E. Heasley, Vice President of Finance & CFO, (260) 969-3555 or fax (260) 969-3592
                         GARY.HEASLEY@STEELDYNAMICS.COM

                              STEEL DYNAMICS, INC.

                   UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                                THREE MONTHS ENDED                      YEAR ENDED
                                                                   DECEMBER 31,                         DECEMBER 31,
                                                          ----------------------------       ----------------------------
                                                              2004              2003              2004          2003
                                                          ------------     ------------      ------------     ------------
     NET SALES                                            $    600,370     $    279,160      $  2,144,913     $    987,248

     Costs of goods sold                                       430,914          243,976         1,541,423          841,920
     Selling, general, and administrative expenses              29,463           13,208            96,581           48,721
                                                          ------------     ------------       -----------     ------------
              OPERATING INCOME                                 139,993           21,976           506,909           96,607
     Interest expense                                            8,342            8,138            38,907           34,493
     Gain from debt extinguishment                                   -           13,987                 -           13,987
     Other (income) expense, net                                (1,327)          (1,026)           (7,031)             664
                                                          ------------     ------------       -----------     ------------
              INCOME BEFORE INCOME TAXES                       132,978           26,799           475,033           75,437
     Income taxes                                               50,532           10,050           179,719           28,289
                                                          ------------     ------------       -----------     ------------
              NET INCOME                                  $     82,446     $     16,749      $    295,314     $     47,148
                                                          ============     ============      ============     ============






     BASIC EARNINGS PER SHARE                             $      1.67      $        .35       $     5.99      $        .99
                                                          ===========      ============       ==========      ============
     Weighted average common shares outstanding                 49,250           48,270            49,287           47,829
                                                          ============     ============       ===========     ============



     DILUTED EARNINGS PER SHARE,
          including effect of assumed conversions         $      1.47      $        .31       $     5.27      $        .91
                                                          ===========      ============       ==========      ============
     Weighted average common shares
          and share equivalents outstanding                     56,468           55,508            56,527           54,890
                                                          ============     ============       ===========     ============

                              STEEL DYNAMICS, INC.

                  UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

                                                                THREE MONTHS ENDED                   YEAR ENDED
                                                                   DECEMBER 31,                     DECEMBER 31,
                                                              ----------------------           -----------------------
                                                                 2004        2003                 2004         2003
                                                              ----------  ----------           ----------   ----------
       SHIPMENTS AND PRODUCTION DATA (TONS)

              Shipments
                  Steel Operations*                              849,084     772,454            3,423,372    2,799,760
                  Other Operations**                              95,778      66,697              359,410      206,718
                  Intercompany                                   (98,682)    (67,064)            (350,660)    (189,230)
                                                              ----------  ----------           ----------   ----------
                      Consolidated shipments                     846,180     772,087            3,432,122    2,817,248
                                                              ==========  ==========           ==========   ==========

              Steel Operations* production                       845,826     782,302            3,468,123    2,950,249

              Average consolidated selling price per ton      $      710   $     362          $       625   $      350



--------------------------------------------------------------------------------
* Steel Operations include the company's Flat Roll Division, Structural and Rail Division and Bar Products Division.

** Other Operations include New Millennium Building Systems, Paragon Steel Trading and Iron Dynamics.

                              STEEL DYNAMICS, INC.

                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                             DECEMBER 31,           DECEMBER 31,
                                                                                 2004                   2003
                                                                            --------------          -------------
                                                                              (UNAUDITED)
                           ASSETS

CURRENT ASSETS
     Cash and equivalents                                                   $       16,334         $      65,430
     Accounts receivable                                                           253,861               126,023
     Inventories                                                                   381,488               184,496
     Deferred income taxes                                                           6,856                23,217
     Other current assets                                                           18,980                 8,769
                                                                            --------------         -------------
           TOTAL CURRENT ASSETS                                                    677,519               407,935

PROPERTY, PLANT AND EQUIPMENT, NET                                               1,024,044             1,001,116

RESTRICTED CASH                                                                        989                 2,636

OTHER ASSETS                                                                        31,067                36,752
                                                                            --------------         -------------
           TOTAL ASSETS                                                     $    1,733,619         $   1,448,439
                                                                            ==============         =============


                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable                                                       $      141,888         $      79,326
     Accrued interest                                                                8,796                11,312
     Accrued expenses                                                               75,750                46,678
     Current portion of long-term debt                                               6,774                15,988
                                                                            --------------         -------------
           TOTAL CURRENT LIABILITIES                                               233,208               153,304

LONG-TERM DEBT, including bond premium of $7,147 and $8,834
     December 31, 2004 and 2003, respectively                                      441,605               591,586

DEFERRED INCOME TAXES                                                              209,215               115,703

MINORITY INTEREST                                                                    2,469                   613

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
     Common stock                                                                      523                   509
     Treasury stock, at cost                                                       (84,141)              (28,670)
     Additional paid-in capital                                                    390,505               362,328
     Retained earnings                                                             540,235               257,254
     Other accumulated comprehensive loss                                                -                (4,188)
                                                                            --------------         -------------
           TOTAL STOCKHOLDERS' EQUITY                                              847,122               587,233
                                                                            --------------         -------------
           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $    1,733,619         $   1,448,439
                                                                            ==============         =============

                              STEEL DYNAMICS, INC.

                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)




                                                                 THREE MONTHS ENDED                  YEAR ENDED
                                                                     DECEMBER 31,                   DECEMBER 31,
                                                              --------------------------     --------------------------
                                                                 2004             2003          2004            2003
                                                              -----------    -----------     -----------    -----------
OPERATING ACTIVITIES
    Net income                                                $    82,446    $    16,749     $   295,314    $    47,148

    Adjustments to reconcile net income to net cash provided by operating activities

       Depreciation and amortization                               20,606         18,719          84,749         69,110
       Deferred income taxes                                       43,002          7,915         109,873         28,836
       Gain from debt extinguishment                                    -        (13,987)              -        (13,987)
       Minority interest                                              195           (527)          1,856         (1,068)
       Changes in certain assets and liabilities:
          Accounts receivable                                      (6,109)        (8,905)       (127,838)        (7,544)
          Inventories                                             (95,698)       (13,115)       (196,992)       (31,292)
          Accounts payable                                        (16,145)         8,780          50,009         33,109
          Other working capital                                    13,498         14,180          31,983          3,294
                                                              -----------    -----------     -----------    -----------
       Net cash provided by operating activities                   41,795         29,809         248,954        127,606
                                                              -----------    -----------     -----------    -----------

INVESTING ACTIVITIES
    Purchase of property, plant and equipment                     (29,174)       (47,281)       (102,046)      (137,269)
    Other investing activities                                         55            208              55         (8,075)
                                                              -----------    -----------     -----------    -----------
       Net cash used in investing activities                      (29,119)       (47,073)       (101,991)      (145,344)
                                                              -----------    -----------     -----------    -----------

FINANCING ACTIVITIES
    Issuance of long-term debt                                     24,008        131,997         188,292        191,820
    Repayment of long-term debt                                  (126,630)       (79,521)       (347,487)      (144,009)
    Issuance of common stock (net of expenses) and proceeds
      and tax benefits from exercise of stock options               6,322         10,874          28,191         15,288
    Purchase of treasury stock                                    (55,422)           395         (55,471)           219
    Dividends paid                                                 (3,733)             -          (7,452)             -
    Debt issuance costs                                              (561)        (2,635)         (2,132)        (4,368)
                                                              -----------    -----------     -----------    -----------
       Net cash provided by (used in) financing activities       (156,016)        61,110        (196,059)        58,950
                                                              -----------    -----------     -----------    -----------

Increase (decrease) in cash and equivalents                      (143,340)        43,846         (49,096)        41,212
Cash and equivalents at beginning of period                       159,674         21,584          65,430         24,218
                                                              -----------    -----------     -----------    -----------
Cash and equivalents at end of period                         $    16,334    $    65,430     $    16,334    $    65,430
                                                              ===========    ===========     ===========    ===========